Exhibit 99.1

Dicerna Announces Appointment of John “Jack” Green as Chief Financial Officer

CAMBRIDGE, Mass., (April 18, 2016) – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leading developer of investigational RNA interference (RNAi) therapeutics, today announced the appointment of John B. “Jack” Green as chief financial officer (CFO), effective immediately. Mr. Green has served as the Company’s interim CFO since January 2016.

“I am very pleased to announce Jack as permanent CFO, as he brings to Dicerna a wealth of knowledge in finance and a strong track-record with public biotech companies,” said Douglas Fambrough, Ph.D., president and chief executive officer of Dicerna. “Since joining the Company as interim CFO, Jack’s strategic and business insights have added tremendous value and will be instrumental to the continued growth of Dicerna.”

Mr. Green is a certified public accountant with over 30 years of financial management experience, including more than 20 years within the biotechnology sector. Prior to joining Dicerna as CFO, he served as CFO of Verastem, Inc. (VSTM). Previously, he served for more than 15 years as CFO of GTC Biotherapeutics (formerly Genzyme Transgenics), a publicly-traded biotechnology company spun out of Genzyme as a stand-alone company in 1993. Mr. Green received a Master of Business Administration from Boston University Graduate School of Management and a Bachelor of Arts from the College of the Holy Cross.

“Dicerna has made great progress developing an exciting pipeline of clinical-stage oncology and rare disease product candidates as well as an emerging pipeline of DsiRNA-EX conjugate programs for liver-targeted diseases,” said Mr. Green. “I look forward to contributing to Dicerna’s success as we advance these programs through clinical development and to working closely with the management team and Board of Directors.”

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc., is an RNA interference-based biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver, for other therapeutic areas in which the liver plays a key role, and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In many cases, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop, and commercialize these novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical and clinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-K filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Investor Contact:

Rx Communications Group, LLC

Melody Carey, 917-322-2571

mcarey@rxir.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

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